January 4, 2023	Registration Statement Nos. 333-236659 and 333-236659-01; Rule 424(b)(8)

JPMorgan Chase Financial Company LLC
Structured Investments

Auto Callable Contingent Interest Notes Linked to the Class A Subordinate Voting Shares of Shopify Inc. due December 27, 2024

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Notwithstanding anything to the contrary set forth in the pricing supplement dated December 27, 2022, related to the notes referred to above (the “pricing supplement”), the earliest date on which an automatic call may be initiated is set forth below:

•	The earliest date on which an automatic call may be initiated is March 23, 2023.

CUSIP: 48133THM0

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-12 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-4 of the pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this amendment, the pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this amendment together with the pricing supplement and the related product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms Specific to the Notes” in the pricing supplement.

•      Pricing supplement dated December 27, 2022:

http://www.sec.gov/Archives/edgar/data/1665650/000121390022083572/s147393_424b2.htm

•      Product supplement no. 4-II dated November 4, 2020:
http://www.sec.gov/Archives/edgar/data/19617/000095010320021467/crt_dp139322-424b2.pdf

•      Prospectus supplement and prospectus, each dated April 8, 2020:
http://www.sec.gov/Archives/edgar/data/19617/000095010320007214/crt_dp124361-424b2.pdf

Amendment no. 1 to pricing supplement dated December 27, 2022 to product supplement no. 4-II dated November 4, 2020 and the prospectus and prospectus supplement, each dated April 8, 2020